November 21, 2014

Smead Funds Trust

600 University Street, Suite 2412

Seattle, WA 98101

Ladies and Gentlemen:

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (Registration Nos. 333-197810; 811-22985) of our opinion dated November 11, 2014 regarding the sale of shares of the Smead Value Fund, a series of Smead Funds Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.